Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concern:

We consent to the incorporation by reference in the Registration Statement of First Choice Healthcare Solutions, Inc. on Form S-1/A of our report dated May 12, 2024, on the balance sheet of First Choice Healthcare Solutions, Inc. as of December 31, 2023 and 2022, and the related statements of operations, changes in stockholder’s equity and cash flows for the years then ended.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

March 10, 2025

179 N. Gibson Rd., Henderson, NV 89014 ● 702.703.5979 ● www.bushandassociatescpas.com